Exhibit (a)(10)

       [Text of Postcard sent to holders of Shares on April 29, 2002]

Due to a typographical error, an incorrect phone number was included in the materials previously sent to you in connection with the Offer to Purchase all outstanding shares of common stock (including the associated common stock purchase rights) of IFR Systems, Inc. by Testco Acquisition Corp., a wholly owned subsidiary of Aeroflex Incorporated, for $1.35 per share in cash. The correct contact information is below.

                  The Information Agent for the Offer is:


                         MACKENZIE PARTNERS, INC.

                             105 Madison Avenue
                          New York, New York 10016
                       (212) 929-5500 (Call Collect)
                                     or
                       Call Toll-Free (800) 322-2885
                     Email: proxy@mackenziepartners.com

We regret any inconvenience this may have caused you and remind you that the Offer is scheduled to expire at 12 noon, New York City time on Monday, May 20, 2002, unless the Offer is extended as set forth in the Offer to Purchase previously sent to you. Capitalized terms used herein but not defined have the meanings given to such terms in the Offer to Purchase.